SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

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Aspiriant Trust

(Name of Registrant as Specified in Its Charter)

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ASPIRIANT RISK-MANAGED MUNICIPAL BOND FUND

A series of Aspiriant Trust

IMPORTANT NOTICE REGARDING THE

INTERNET AVAILABILITY OF INFORMATION STATEMENT

July 6, 2022

As a shareholder of the Aspiriant Risk-Managed Municipal Bond Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the appointment of a new sub-adviser to manage a portion of the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.

At a meeting of the Trust’s Board of Trustees (the “Board”) on February 22, 2022, the Board unanimously approved a sub-advisory agreement between Aspiriant, LLC (the “Adviser”) and MacKay Shields LLC (“MacKay Shields”) with respect to the Fund. Effective April 11, 2022, MacKay Shields began managing a portion of the Fund’s assets.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the Information Statement on the Fund’s website at www.aspiriantfunds.com by clicking on the link called Information Statement. The Information Statement will be available on the website until at least October 4, 2022. You may request a paper copy of the Information Statement, free of charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or by calling 877-997-9971. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Fund at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or call 877-997-9971. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they currently are receiving multiple copies, should also contact the Fund.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

ASPIRIANT RISK-MANAGED MUNICIPAL BOND FUND

A series of Aspiriant Trust

INFORMATION STATEMENT

July 6, 2022

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of Aspiriant Risk-Managed Municipal Bond Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits Aspiriant, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of MacKay Shields LLC as Sub-Adviser to the Fund

At a meeting held on February 22, 2022, the Board, including its members who are not “interested persons” of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940 (the “1940 Act”), unanimously approved a sub-advisory agreement between the Adviser and MacKay Shields LLC (“MacKay Shields”) with respect to the Fund. Effective April 11, 2022, MacKay Shields began managing a portion of the Fund’s assets.

Considerations by the Board of Trustees

In considering whether to approve the sub-advisory agreement between the Adviser and MacKay Shields with respect to the Fund (the “Agreement”), the Trustees requested and reviewed materials from MacKay Shields to help evaluate MacKay Shields’ fees under the Agreement. Representatives from MacKay Shields provided overview of their advisory business and discussed their investment personnel, investment processes, and investment experience. The Board discussed the written materials, MacKay Shields’ oral presentations, and other relevant information that the Board received, and considered the approval of the Agreement in light of this information. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors. Certain factors considered by the Board are addressed in more detail below.

Nature, Extent, and Quality of Services. In considering the nature, extent, and quality of the services to be provided by MacKay Shields to the Fund, the Board reviewed the background and experience of MacKay Shields’ senior management. The Board also reviewed information pertaining to MacKay Shields’ organizational structure, investment operations, and other relevant information, including information relating to the financial condition of MacKay Shields to determine whether adequate resources were available to provide a high level of service to the Fund. The Board reviewed information regarding the qualifications, backgrounds, and responsibilities of the portfolio managers proposed to be responsible for the day-to-day management of MacKay Shields’ portion of the Fund. The Board concluded that, within the context of its full deliberations, it was satisfied with the nature, extent and quality of the services to be provided to the Fund by MacKay Shields.

Performance. The Board reviewed MacKay Shields comparable account composite performance, noting periods of outperformance relative to the composite’s comparative index. The Board concluded that, within the context of its full deliberations, the Fund should be in a position to benefit from the expertise of MacKay Shields in managing its comparable accounts.

Costs of Services and Profitability. The Board reviewed the proposed sub-advisory fee, noting that the fee was in line with the fees charged by MacKay Shields to serve as sub-adviser to mutual funds using the same strategy. The Board noted that the Adviser would be responsible for paying MacKay Shields out of the advisory fee it receives from the Fund. The Board concluded that the proposed fee was fair and reasonable in light of the services that the Fund is expected to receive.

Economies of Scale. The Board considered the potential for economies of scale and noted that, while MacKay Shields’ fee does not include breakpoints, the proposed sub-advisory fee was significantly lower than the expenses of the MacKay Shields’ private fund in which the Municipal Bond Fund previously had invested.

Ancillary Benefits. The Board noted the potential benefits to be received by MacKay Shields as a result of its relationship with the Fund (other than sub-advisory fees), including the intangible benefits of its association with the Trust generally and any favorable publicity arising in connection with the Fund’s performance.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the agreement are fair and reasonable; (ii) concluded that the fee to be paid to MacKay Shields is fair and reasonable in light of the services expected to be provided to the Fund; and (iii) agreed to approve the agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, has served as the investment adviser for the Fund since its inception on July 1, 2015. The Adviser oversees MacKay Shields to ensure its compliance with the investment policies and guidelines of the Fund and monitors MacKay Shields’ adherence to its investment style.

The Adviser is entitled to an advisory fee computed at an annual rate of 0.27% of the Fund’s average daily net assets. The Adviser has contractually agreed to waive its advisory fee from 0.27% to 0.21% through June 30, 2023. For the fiscal year ended March 31, 2022, the Adviser waived $721,314 of its advisory fee and the Fund paid the Adviser $2,524,688 for the advisory services it provided.

The Adviser is responsible for paying all sub-advisers for their services to the Fund. For the fiscal year ended March 31, 2022, the Adviser paid, in the aggregate, $2,101,329 to the sub-advisers for the services they provided to the Fund, which represents an annual rate of 0.17% based on average daily net assets.

Pursuant to an administrative services agreement with the Trust, the Adviser is entitled to a fee calculated at an annual rate of 0.10% of the Fund’s average daily net assets for providing administrative services to the Fund. Such services include the review of shareholder reports and other filings with the SEC; oversight and management of the Fund’s primary service providers; periodic due diligence reviews of the Fund’s primary service providers; coordination and negotiation of all of the contracts and pricing relating to the Fund’s primary service providers; providing information to the Independent Trustees relating to the review and selection of the Fund’s primary service providers; coordination of quarterly and special board meetings; and all such other duties or services necessary for the appropriate administration of the Fund. The Adviser, however, has contractually agreed to waive its administrative services fees from 0.10% to 0.03% through June 30, 2023. For the fiscal year ended March 31, 2022, the Adviser waived $841,548 of the accrued administrative service fees and the Fund paid the Adviser $360,657 for the administrative services it provided during that period.

To compensate the Adviser for compliance-related services it provides to the Trust, the Trust pays the Adviser an annual amount allocated evenly across the series of the Trust. For the fiscal year ended March 31, 2022, the Trust paid the Adviser $60,000 and the Fund’s allocation was $15,000. For the fiscal year ending March 31, 2023, the annual amount is $76,000 and the Fund’s allocation is $19,000.

Information about MacKay Shields

MacKay Shields serves as a sub-adviser to the Fund. Located at 1345 Avenue of the Americas, New York, New York 10105, MacKay Shields was founded in 1938 and is a professional investment firm that provides investment services to prominent group of pension funds, government and financial institutions, family offices, high net worth individuals, endowments and foundations from across the globe. MacKay Shields is a wholly-owned subsidiary of New York Life Investment Management Holdings LLC, which in turn is a wholly-owned subsidiary of New York Life Insurance Company.

The names and principal occupations of the principal executive officers and the directors of MacKay Shields are listed below:

●	Jeffrey Phlegar, Executive Managing Director, Chairman and Chief Executive Officer

●	Janelle Woodward, CFA, Executive Managing Director and President

●	Rene Bustamante, Executive Managing Director and Chief Administrative Officer

●	John Loffredo, CFA, Executive Managing Director and Co-Head of MacKay Municipal ManagersTM

●	Robert DiMella, CFA, Executive Managing Director and Co-Head of MacKay Municipal ManagersTM

●	Andrew Susser, Executive Managing Director and Head of High Yield

●	John Akkerman, CFA, CAIA, Executive Managing Director and Global Head of Distribution

●	Dale Sang, Senior Managing Director and Chief Technology & Operations Officer

Portfolio Management Team. The following portfolio managers of MacKay are responsible for the day-to-day management of the assets of the Fund allocated to MacKay:

Michael Denlinger, CFA, is a Director and portfolio manager at MacKay Shields. Prior to joining MacKay Shields in 2019, Mr. Denlinger was an institutional municipal credit trader at Bank of America Merrill Lynch with a primary focus on taxable and healthcare securities beginning in 2018. Prior to trading credit, he was a high grade municipal trader. Mr. Denlinger earned a Bachelor’s degree in Economics from Johns Hopkins University in 2014. He has been in the financial services industry since 2014. Mr. Denlinger holds the Chartered Financial Analyst designation and is a member of the CFA Institute.

Robert DiMella, CFA, is an Executive Managing Director of MacKay Shields and Co-Head of MacKay Municipal ManagersTM. He is a member of MacKay’s Senior Leadership Team. Previously, Mr. DiMella was the President and co-founder of Mariner Municipal Managers LLC (2007 to 2009). He has been a municipal portfolio manager since 1992 with a broad range of trading and portfolio management experience in the municipal markets. Mr. DiMella was a Managing Director and Co-Head of BlackRock’s Municipal Portfolio Management Group (from 2006 to 2007). Prior to BlackRock’s merger with Merrill Lynch Investment Managers (MLIM), he served as a Senior Portfolio Manager and Managing Director of the Municipal Products Group. Mr. DiMella was employed by Merrill Lynch from 1993 to 2006. Mr. DiMella earned his Master’s degree at Rutgers University Business School and a Bachelor’s Degree at the University of Connecticut. He holds the Chartered Financial Analyst designation and is a member of the CFA Institute.

Terms of the Agreement. Subject to the supervision and oversight of the Adviser and the Board, MacKay Shields will manage a portion of the securities and other assets of the Fund, including the purchase, retention and disposition of the assets, in accordance with the Fund’s investment objectives, policies, and restrictions. The Agreement will continue in effect for two years from its effective date, unless sooner terminated. After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually in conformance with the 1940 Act. The Agreement will terminate automatically in the event of its assignment or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty (i) by the Fund by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by the Adviser on 60 days written notice to MacKay Shields, or (iii) by MacKay Shields on 90 days written notice to the Adviser. The Agreement generally provides that MacKay Shields will indemnify the Adviser for losses claims, losses, liabilities, or damages arising from or in connection with the performance of its obligations under the Agreement.

MacKay Shields is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Therefore, there is no increase in fees to be paid by the Fund in connection with the appointment of MacKay Shields as a sub-adviser to the Fund.

General Information

Other Service Providers. The Trust’s administrator, UMB Fund Services, Inc., and its distributor, UMB Distribution Services, LLC, are located at 235 West Galena Street, Milwaukee, WI 53212.

Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended March 31, 2022.

Share Ownership. As of June 30, 2022, Charles Schwab & Co., Inc. held of record 94.80% of the shares of the Fund. As of June 30, 2022, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting. A proposal should be sent to the Trust at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025.